Exhibit 99.1

Contact:	Elizabeth Hougen, Vice President, Finance
Claudine Prowse, Ph.D., Director, Investor Relations
Isis Pharmaceuticals, 760-603-2331
http://www.isispharm.com

ISIS PHARMACEUTICALS REPORTS FINANCIAL RESULTS AND HIGHLIGHTS

FOR THE SECOND QUARTER 2005

Isis Extends Lilly Relationship and Converts $100M Loan from Lilly into 2.5 Million Shares

Isis Announces Positive Data from Several Drugs, Establishes New Collaboration with Pfizer, and Furthers the Commercialization of its TIGER Biosensor System

CARLSBAD, CA, August 8, 2005 — Isis Pharmaceuticals, Inc. (Nasdaq: ISIS), today announced its financial results for the second quarter of 2005. The Company’s proforma loss from operations was $12.3 million and $29.3 million for the three and six months ended June 30, 2005, respectively, compared to a proforma loss from operations of $24.8 million and $43.9 million for the same periods in 2004. The Company’s loss from operations for the three and six months ended June 30, 2005 was $12.9 million and $36.4 million, respectively, compared to $21.3 million and $43.7 million for the same periods in 2004, according to GAAP. The Company’s decrease in proforma loss from operations in 2005 was principally a result of cost savings achieved through its reorganization earlier this year to focus on its most promising second-generation drugs. The Company expects, consistent with previous guidance, that its 2005 proforma loss from operations will be in the low $50 million range.

Isis’ proforma loss from operations is adjusted from GAAP to exclude non-cash compensation benefit or expense and costs associated with restructuring activities. For the first six months of 2005 this adjustment included $628,000 in non-cash compensation benefit and $7.7 million of costs associated with restructuring activities. For the same period in 2004 the adjustment consisted of $183,000 in non-cash compensation benefit.

Revenue

Total revenue for the three and six months ended June 30, 2005 was $10.6 million and $18.0 million, respectively, compared to $9.8 million and $22.1 million for the same periods in 2004. Isis’ revenue may fluctuate from period to period based on the nature and timing of license fees and milestones earned, and other deliverables under agreements with its partners. The Company’s revenue increased in 2005 as compared to 2004 as a result of revenue that Isis earned in connection with drug the Company sold to its partner OncoGenex Technologies, Inc., and the expansion of the Company’s cancer collaboration with

OncoGenex. Isis’ recently announced collaboration with Pfizer Inc to discover drugs for ophthalmic diseases also contributed to the Company’s second quarter 2005 revenue. Partially offsetting these increases was $5.5 million Isis earned from Alnylam Pharmaceuticals Inc. in the first half of 2004 in connection with its strategic alliance with Alnylam and a $1.0 million milestone from Eyetech Pharmaceuticals, Inc. for Macugen® in the second quarter of 2004.  A reduction in equipment purchases by Isis’ Ibis division (which are paid for under government contracts) contributed to the Company’s decrease in revenue in 2005 as compared to 2004. A more detailed explanation follows below under “Isis’ Ibis Division”.

Expenses

As illustrated in the Selected Financial Information in this press release, operating expenses on a proforma basis for the three and six months ended June 30, 2005 were $22.9 million and $47.4 million, respectively, compared to $34.6 million and $66.0 million for the same periods in 2004. These results represent a substantial decrease of more than 28% in the Company’s expenses for the first half of 2005. The decrease in operating expenses on a proforma basis for the three and six months ended June 30, 2005 compared to the same periods in 2004 reflects the impact of the Company’s cost containment measures implemented during the first quarter of 2005. Operating expenses on a proforma basis were adjusted from GAAP to exclude non-cash compensation related to stock options and costs associated with restructuring activities.

Isis’ operating expenses were $23.5 million and $54.5 million for the three and six months ended June 30, 2005, respectively, compared to $31.2 million and $65.8 million for the same period in 2004, according to GAAP. The Company’s 2005 operating expenses included $7.7 million in charges for restructuring activities, primarily associated with employee termination costs, building consolidation costs and the closure of Isis’ Singapore laboratory.

Total operating expenses included a non-cash compensation expense related to stock options of $5,000 and a non-cash compensation benefit of $628,000 for the three and six months ended June 30, 2005, respectively, compared to a non-cash compensation benefit of $3.4 million and $183,000 for the same periods in 2004. Variable accounting for stock options can result in significant increases and decreases in non-cash compensation expense related to stock options as a result of the variability in the Company’s stock price.

Net Loss

The Company’s net loss applicable to common stock for the three and six months ended June 30, 2005 was $19.7 million or $0.34 per share, and $49.3 million or $0.86 per share, respectively, compared with a net loss applicable to common stock of $26.1 million or $0.47 per share, and $52.6 million or $0.94 per share, for the same periods in 2004. The decrease in the net loss applicable to common stock was the result of a decrease in loss from operations offset by an increase in interest expense primarily due to the effect of a higher debt balance in 2005 compared to 2004 and a decrease in investment income due to the Company’s lower average cash and short-term investments balance in 2005 compared to 2004.

Isis’ Ibis Division

To develop TIGER technology and applications, Isis’ Ibis division has received contracts from a number of government agencies, including the Defense Advanced Research Projects Agency (DARPA), the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), the Centers for Disease Control and Prevention (CDC), the Federal Bureau of Investigation (FBI), and the Department of Homeland Security (DHS). Ibis generated revenue from these contracts of $2.9 million and $5.2 million for the three and six months ended June 30, 2005, respectively, compared to revenue of $4.0 million and $6.8 million for the same periods in 2004. Operating expenses for Ibis were $3.3 million and $6.7 million for the three and six months ended June 30, 2005 compared to $4.3 million and $8.2 million for the same periods in 2004. Ibis’ revenue and operating expenses may fluctuate on a quarter to quarter basis due primarily to the timing of equipment purchased in support of its government contracts. In general, when Ibis purchases equipment, it records expenses associated with the purchase and corresponding revenue. During 2004, Ibis was acquiring the necessary equipment to build TIGER systems, which Ibis plans to deploy to its government partners this year. As a result, the first half of 2004 included $2.8 million in revenue and associated expense related to these equipment purchases, compared to $656,000 for the same period in 2005. This variance in revenue and expense related to equipment purchases is the primary reason for the decrease in revenue and operating expenses from the first half 2004 to the first half of 2005. During the three and six months ended June 30, 2005, Ibis generated a net operating loss of $395,000 and $1.5 million, respectively, which was essentially flat compared to $311,000 and $1.5 million for the same periods in 2004.

Balance Sheet

Recently, Isis took an important step to strengthen its balance sheet by converting the interest-free $100.0 million loan that Eli Lilly and Company provided to Isis to fund its obligations under the multi-year strategic research collaboration the companies have participated in since August 2001. Isis had the option of repaying the loan in cash or its common stock at a fixed conversion price of $40 per share. Given the favorable conversion terms, Isis chose to convert the loan into 2.5 million shares of the Company’s common stock. The impact to the balance sheet will be reflected in the Company’s financial results for the quarter ended September 30, 2005 as a reduction in long term debt and a decrease in stockholders’ deficit.

Isis ended the quarter with cash, cash equivalents and short-term investments of $59.6 million and working capital of $46.3 million. At December 31, 2004, Isis had cash, cash equivalents and short-term investments of $103.9 million and working capital of $82.2 million. Cash, cash equivalents and short-term investments decreased primarily as a result of cash used in operations. The cost containment measures the Company implemented during the first quarter of 2005 should continue to significantly decrease its cash use throughout the remainder of 2005.

“In the second quarter, we made excellent progress in all areas of our business,” said B. Lynne Parshall, Isis’ Executive Vice President and CFO. “As a result of cost containment measures we implemented earlier this year, our cash burn decreased by more than 30% to $23.2 million, compared to $33.5 million for the second quarter last year. In addition, we are also benefiting from a significant reduction in expenses, and we remain on track to achieve our projected net operating loss in the low $50 million dollar range.   We have substantially improved our balance sheet by converting the $100 million interest-free loan that has funded our four-year strategic research collaboration with Lilly into 2.5 million shares of our common stock. As part of the conversion and collaboration extension, Lilly has agreed not to sell the conversion shares until at least the fourth quarter of 2006 (assuming the collaboration is not terminated early), in exchange for certain credits against milestones and royalties in the event of a stock price decline. While we are pleased with the results of our corporate restructuring and other actions to strengthen our balance sheet, we are always looking for further improvement. Historically, we have funded the company through a combination of corporate partnerships and equity. We plan to continue this strategy as we go forward to enable us to continue to invest in our pipeline and execute on our business strategies from a position of strength.”

“We are very pleased with our momentum in the second quarter in key areas of the Company, including advancing our drugs through development, expanding our partnerships, exploiting our expertise in RNA-based drug discovery, and implementing the commercialization plans for our TIGER biosensor system.  The encouraging positive results reported at the American Diabetes Association meeting in June (ADA) on two of our second generation drugs - ISIS 301012 for the treatment of high cholesterol, and ISIS 113715 for the treatment of type-2 diabetes - as well as the progress we’ve made in our preclinical programs, demonstrate that second-generation antisense is working,” Ms. Parshall said.

“We have also made important progress on the partnering front. We entered into a multi-year drug discovery collaboration with Pfizer to identify second-generation antisense drugs for the treatment of ophthalmic disease. Recently, we met two research milestones resulting in milestone payments of $600,000. These milestones are evidence of the early success we’re experiencing within the collaboration,” Ms Parshall added.

“In addition, we are continuing to make progress with our longer term partners. Earlier, we announced an extension of our four-year Lilly relationship.  Lilly’s continuing commitment to antisense is reflected in the transaction through the focused extension of the research collaboration, the inclusion of ISIS 345794, our STAT-3 inhibitor, into the collaboration and the provision of limited technology access to support Lilly’s internal antisense drug discovery programs.  ISIS 345794 adds to the two antisense oncology drugs that Lilly is moving forward in development,” Ms. Parshall continued.

“OncoGenex also announced the initiation of a Phase 2 trial of OGX-011, a cancer drug that evolved from our very productive collaboration. We are pleased to see our drug development pipeline advancing in our partner’s hands, as it allows us to participate in a larger number of opportunities with high quality partners than we could afford to invest in on our own,” Ms. Parshall said.

“Finally, our TIGER biosensor system continues to move towards commercialization and has already met several business milestones, which we set out in the business plan for the TIGER.   Just recently, we received new contracts from several government agencies as well as additional funding from existing contracts, for a total of approximately $12.3 million to develop and advance applications of the TIGER biosensor system. These contracts provide for broad application development, including clinical diagnostics, and allow us to collaborate with world class institutions. Additionally, we recently shipped our first instrument to one of our government partners,” Ms. Parshall concluded.

2005 Second Quarter Highlights and Recent Accomplishments

Isis Advances its Second-generation Drugs in Development

ISIS 113715 - Type 2 Diabetes

•                  Isis reported data from an interim analysis of a randomized, double-blind, placebo-controlled Phase 2 study in diabetic patients. ISIS 113715 improves glucose control in patients with type 2 diabetes and reduced HbA1C and plasma glucose after six weeks of dosing. The second-generation antisense drug did not cause any hypoglycemia (low blood sugar) and was well-tolerated.

ISIS 301012 - High-cholesterol

•                  Isis reported results from a placebo-controlled, dose-escalation Phase 1 study evaluating ISIS 301012 in individuals with elevated cholesterol. ISIS 301012 produced rapid, dose-

dependent, and prolonged reductions of its target, apoB-100, with concomitant reductions in low density lipoprotein (LDL), very low density lipoprotein (VLDL) and total cholesterol levels. These reductions occurred after only one month of dosing, and lasted more than 100 days. ISIS 301012 produced average reductions in ApoB-100 from 30% (50mg) to 52% (400mg), in LDL from 17% (50mg) to 48% (400mg), and in total cholesterol from 16% (50mg) to 40% (400mg).

•                  Isis presented data from a Phase 1 study in which ISIS 301012 produced rapid reductions of its target, apoB-100, with concomitant reductions in LDL. In less than one month following dosing, normal volunteers with mildly elevated cholesterol, who were treated with approximately 350 mg/week of ISIS 301012 for one month, achieved a median reduction of 60% in apoB-100 and a median reduction of 54% in LDL.  The rapid, significant reduction of lipids observed with ISIS 301012 in this study is consistent with data from the earlier Phase 1 301012 study and continues to demonstrate the ability of ISIS 301012 to lower cholesterol.  The long duration of effect was also similar to what Isis observed in the earlier study.

ISIS 369645 - Asthma

•                  Isis initiated development activities on its first drug for the treatment of asthma and related pulmonary diseases. The drug, ISIS 369645, is a second-generation antisense inhibitor of IL4R-alpha.  Inhibiting the production of IL4R-alpha inhibits the activity of two important cytokines in asthma, IL4 and IL13, which regulate inflammation, mucus overproduction and airway hyperresponsiveness. In preclinical studies, Isis has shown that a mouse-optimized antisense inhibitor of IL4R-alpha potently reduces IL4R-alpha, reduces lung cytokine production and inflammation, airway hyperresponsiveness in mouse models of asthma, and when delivered by inhalation, rapidly distributes to the airways and achieves therapeutic drug concentrations in multiple cell types with little systemic exposure.

ISIS 345794 - Cancer

•                  Isis, in collaboration with scientists at New York University School of Medicine and the University of Torino, reported in Nature Medicine that reducing the expression of STAT-3 with a second-generation antisense drug slowed growth of human and mouse lymphoid tumors in animals. These results suggest that the second-generation antisense inhibitor of STAT-3 might be an effective treatment for human lymphomas, multiple myeloma, and other cancers.  ISIS 345794 is in preclinical development and was included in the extension of the Lilly collaboration.

Isis Continues to Foster New Collaborations and Support Existing Partnerships

•                  Isis extended the four-year drug discovery collaboration with Lilly to continue to collaborate on mutually agreed targets for approximately 24 months. As part of the extended collaboration, Isis has added ISIS 345794, a second-generation antisense inhibitor targeting STAT-3, to the collaboration. ISIS 345794 adds to the two second-generation antisense oncology drugs in development that Lilly is moving forward:  LY2181308, targeted to Survivin, and LY2275796 targeted to eIF-4E.

•                  Isis entered into a multi-year drug discovery collaboration with Pfizer for up to $80 million to identify second-generation antisense drugs for the treatment of ophthalmic disease. As part of the collaboration, Isis received a technology access fee of $1 million, and will receive research funding and milestone payments. In addition, Isis will receive royalties on the sale of drugs resulting from the collaboration. To date, Isis has already met two initial research milestones and will receive $600,000 for this accomplishment.

•                  Isis’ partner, OncoGenex, initiated a Phase 2 clinical trial of OGX-011 in patients with prostate cancer.  This clinical trial is the first of four Phase 2 studies planned for OGX-011 in 2005 and is designed to assess the safety and efficacy of OGX-011 in prostate cancer patients receiving hormone therapy.

Advances in RNA-based Research

•                  Isis and several collaborators presented results at ADA from fourteen preclinical studies demonstrating that inhibiting metabolic gene targets with second-generation antisense drugs resulted in potent, selective activity directly associated with therapeutic potential in a variety of preclinical models of metabolic diseases, including type-2 diabetes, non-alcoholic fatty liver disease (NASH) and metabolic syndrome.

•                        Isis and its partners presented data that demonstrate the efficacy of aerosolized second-generation antisense drugs in vivo and the potential of antisense inhibitors as inhaled therapeutics for inflammatory diseases of the lung at the 100th Annual Meeting of the American Thoracic Society.  In multiple preclinical studies, second-generation antisense drugs selectively inhibited activity of proteins that promote inflammation and improved a variety of symptoms in mouse models of asthma and chronic lung inflammation.

Ibis’ TIGER Biosensor System Continues on Path Towards Commercialization

•                  Isis announced plans to commercialize the TIGER biosensor system to government customers for use in biowarfare defense, epidemiological surveillance and forensics; and to non-

government customers for use in pharmaceutical process control, hospital-associated infection control, and infectious disease diagnostics.

•                  Isis delivered its first TIGER biosensor system to the United States Army Medical Research Institute for Infectious Disease, who will use it for biowarfare defense.

•                  Isis received contracts for approximately $12.3 million from several government agencies to support the initial operations of the TIGER biosensor system and continue advancing the development of applications for infectious disease diagnostics, hospital-associated infection control, biowarfare defense, and microbial forensics.  The grants also included funding to support further enhancement of the Microbial Rosetta Stone (MRS) database.

•                        Isis published a study titled, “Rapid Identification and Strain-Typing of Respiratory Pathogens for Epidemic Surveillance” in the Proceedings of the National Academy of Sciences (PNAS) using the high-throughput TIGER biosensor system to rapidly identify the infectious agents responsible for a severe outbreak of respiratory disease.

•                        Ibis and Science Applications International Corp. (SAIC) received an R&D 100 Award, sponsored by R&D Magazine, for the TIGER biosensor system. The R&D 100 Awards competition recognizes the 100 most technology significant products introduced into the marketplace over the past year.

Isis will conduct a live webcast conference call to discuss this earnings release on Monday, August 8th at 10:00 am Eastern time. To participate over the Internet go to [http://www.firstcallevents.com/service/XXXXX.html] or http://www.isispharm.com. A replay of the webcast will be available at these addresses for a limited time.

ABOUT ISIS PHARMACEUTICALS, INC.

Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners.  The Company has successfully commercialized the world’s first antisense drug and has 11 antisense drugs in development to treat metabolic, cardiovascular and inflammatory diseases, and cancer. In its Ibis division, Isis is developing and commercializing the TIGER biosensor system, a revolutionary system to identify infectious organisms.  As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of more than 1,500 issued patents worldwide.  Additional information about Isis is available at www.isispharm.com.

This press release includes forward-looking statements regarding our business, the financial position of Isis Pharmaceuticals, and the therapeutic and commercial potential of our technologies and products in development. Any statement describing Isis’ goals, expectations, intentions or beliefs is a forward-

looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals.  Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing, and commercializing drugs that are safe and effective for use as human therapeutics, in developing and commercializing systems to identify infectious organisms that are effective and commercially attractive, and in the endeavor of building a business around such products.  Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward- looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2004, and its quarterly report on Form 10-Q for the quarter ended March 31, 2005, which are on file with the SEC. Copies of these and other documents are available from the Company.

Macugen® is a registered trademark of Eyetech Pharmaceuticals, Inc.

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ISIS PHARMACEUTICALS, INC.

SELECTED FINANCIAL INFORMATION

(In Thousands, Except Per Share Data)

Condensed Statements of Operations

	Three months ended, June 30,		Six months ended, June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Research and development revenue under collaborative agreements	$10,438	$8,217	$17,573	$15,215
Licensing and royalty revenue	154	1,626	461	6,931
Total revenue	10,592	9,843	18,034	22,146

Expenses:
Research and development	20,950	32,036	43,311	60,983
General and administrative	1,910	2,568	4,048	5,021
Compensation expense/(benefit) related to stock options	5	(3,421)	(628)	(183)
Restructuring activities	650	—	7,734	—
Total operating expenses	23,515	31,183	54,465	65,821

Loss from operations	(12,923)	(21,340)	(36,431)	(43,675)

Investment and other income	349	842	854	1,975
Interest expense	(7,085)	(5,451)	(13,740)	(10,555)

Net loss	(19,659)	(25,949)	(49,317)	(52,255)

Accretion of dividends on preferred stock	—	(180)	—	(361)

Net loss applicable to common stock	$(19,659)	$(26,129)	$(49,317)	$(52,616)

Basic and diluted net loss per share	$(0.34)	$(0.47)	$(0.86)	$(0.94)
Shares used in computing basic and diluted net loss per share	57,524	56,111	57,523	55,984

Ibis Division Statements of Operations

	Three months ended, June 30,		Six months ended, June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Revenue	$2,897	$3,963	$5,222	$6,760
Operating expenses	3,292	4,274	6,729	8,229
Loss from operations	(395)	(311)	(1,507)	(1,469)

Reconciliation of GAAP to Proforma Basis:

Operating Expenses and Loss From Operations

(In Thousands)

	Three months ended, June 30,		Six months ended, June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

As reported operating expenses according to GAAP	$23,515	$31,183	$54,465	$65,821
Excluding compensation expense/(benefit) related to stock options	(5)	3,421	628	183
Excluding restructuring activities	(650)	—	(7,734)	—

Proforma operating expenses	$22,860	$34,604	$47,359	$66,004

As reported loss from operations according to GAAP	$(12,923)	$(21,340)	$(36,431)	$(43,675)
Excluding compensation benefit/(expense) related to stock options	5	(3,421)	(628)	(183)
Excluding restructuring activities	650	—	7,734	—

Proforma loss from operations	$(12,268)	$(24,761)	$(29,325)	$(43,858)

Condensed Balance Sheets

(In Thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets:
Current assets	$72,367	$125,609
Property, plant and equipment, net	22,837	28,454
Other assets	51,322	54,362
Total assets	$146,526	$208,425

Liabilities and stockholders’ deficit:
Current liabilities	$26,053	$43,416
5.5% convertible subordinated notes	125,000	125,000
Long-term obligations, net of current portion	119,432	111,611
Long-term deferred revenue, net of current portion	230	531
Stockholders’ deficit	(124,189)	(72,133)
Total liabilities and stockholders’ deficit	$146,526	$208,425

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